UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bankwell Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Amendment No. 1 (the “Proxy Statement Amendment”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Bankwell Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission on May 22, 2014 amends Proposal One – Election of Directors, contained in the Proxy Statement. The information set forth in the Proxy Statement remains unchanged except to the extent inconsistent with the information set forth in this Proxy Statement Amendment, in which case the information in the Proxy Statement is superseded by the information in this Proxy Statement Amendment.

On June 16, 2014, Mark Fitzgibbon voluntarily resigned from the board of directors of the Company and the Bank effective June 16, 2014.  Mr. Fitzgibbon cited the increasing demands on his professional time.   Mr. Fitzgibbon, therefore, is no longer standing for election as a director of the Company.  At this time, the Board of Directors has determined not to propose a candidate in his place for the annual meeting vote and to reduce the number of current directorships to twelve (12). Consequently, the slate of directors proposed for election to serve until the 2015 Annual Meeting of Shareholders or until their successors are elected shall be the remaining twelve (12) individuals described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Peyton R. Patterson
/s/ Peyton R. Patterson
President & Chief Executive Officer

June 20, 2014